EXHIBIT 77M
On September 10, 2012, the Registrant acquired substantially all of the assets and liabilities of the Fifth Third Mid Cap Growth Fund, the Fifth Third Quality Growth Fund, the Fifth Third All Cap Value Fund, and the Fifth Third Disciplined Large Cap Value Fund, each an investment portfolio of Fifth Third Funds, another registered open-end investment company, pursuant to an Agreement and Plan of Reorganization dated May 23, 2012 (the "Agreement") and approved by the shareholders of the Fifth Third Funds (the "Reorganizations"). The Reorganizations were accomplished through a tax-free exchange of an equal aggregate value of newly-issued common shares of
the Registrant.   The Boards of Trustees of each of the
Registrant and the Fifth Third Funds approved its respective
Reorganization.

On June 15, 2012, in connection with the Reorganizations, the Registrant filed a Preliminary Registration Statement on Form N-14 (the "N-14 Registration Statement'). The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganizations by the shareholders of the Fifth Third Funds. A filing on Form 497 was made on July 23, 2012. Post-Effective Amendment No. 1 to Form N-14 was filed on July 25, 2012. The N-14 Registration Statement as amended was declared effective by the Commission on September 10, 2012.

On September 10, 2012 (the "Closing Date"), pursuant to the
Agreement, the following acquisitions occurred:

1.  Net assets of the Fifth Third LifeModel Moderately
Conservative Fund valued at $36,873,184 (3,603,186 shares outstanding) were transferred for 3,603,186 newly issued shares of the Touchstone Conservative Allocation
Fund, a series of the Registrant;

2. Net assets of the Fifth Third LifeModel Conservative Fund valued at $29,079,564 (2,869,464 shares outstanding) were transferred for 2,869,464 newly issued shares of the Touchstone Conservative Allocation Fund, a series of the Registrant;

3. Net assets of the Fifth Third LifeModel Moderate Fund valued at $115,424,287 (10,277,468 shares outstanding) were transferred for 10,277,468 newly issued shares of the Touchstone Balanced Allocation Fund;

4.  Net assets of the Fifth Third LifeModel Moderately
Aggressive Fund valued at $120,255,164 (10,118,280 shares outstanding) were transferred for 10,118,280 newly issued shares of the Touchstone Growth Allocation Fund;

5. Net assets of the Fifth Third LifeModel Aggressive Fund valued at $53,837,557 (4,576,737 shares outstanding) were transferred for 4,576,737 newly issued shares of the Touchstone Balanced Allocation Fund;
The Fifth Third Funds filed an application for deregistration under the Investment Company Act of 1940, as amended (the "1940 Act"), on form N-8F on November 9, 2012.

A copy of the Agreement is attached to this form as part of the Exhibit to sub-item 77Q.